Registration No. 33-_____
        As filed with the Securities and Exchange Commission on March 10, 1997.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                   ________________________________________

                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                   NBI, INC.
                                   ---------
            (Exact name of registrant as specified in its charter)

       Delaware                   3229                     84-0645110
       --------                   ----                     ----------
(State  or  other juris-   (Primary Standard Industrial   (I.R.S. Employer
diction  of  incorporation   Classification Code Number) Identification No.)
or  organization)
                        1880 Industrial Circle, Suite F
                           Longmont, Colorado 80501
                                (303) 684-2700
                                --------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Jay H. Lustig, President
                                   NBI, Inc.
                        1880 Industrial Circle, Suite F
                           Longmont, Colorado 80501
                                (303) 684-2700
                                --------------
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:
                              John G. Lewis, Esq.
                   Ireland, Stapleton, Pryor & Pascoe, P.C.
                           1675 Broadway, 26th Floor
                            Denver, Colorado 80202
                          Telephone:  (303) 623-2700
                   ________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
                   ________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section  8(a),  may  determine.



                                            CALCULATION OF REGISTRATION FEE




Title of each class of                                          Proposed maximum offering
securities to be registered            Amount to be registered  price per share
===================================  =========================  =========================
Common Stock, $.01 par value
per share (by Selling Shareholders)              1,500,000        $     .875*
===================================  =========================  =========================




Title of each class of                 Proposed maximum          Amount of
securities to be registered            aggregate offering price  registration fee
===================================  ==========================  =================
Common Stock, $.01 par value
per share (by Selling Shareholders)            $ 1,312,500*              $ 397.73
===================================  ==========================  =================

_______________________________________

*Estimated  solely for purposes of calculating the Registration Fee as provided in Rule 457(c), based on the average of the high  and  low  prices  reported  in  the  over-the-counter  market  on  March  5,  1997.


PROSPECTUS
                               1,500,000 Shares

                                   NBI, INC.

                                 COMMON STOCK
                   ________________________________________


          All of the shares of Common Stock offered by this Prospectus are being sold by the Selling Shareholders named under "Selling Shareholders." The Company will not receive any proceeds from the sale of the shares offered by this Prospectus. All expenses relating to the distribution of the Common Stock are to be paid by the Company, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Shareholders.

SEE "CERTAIN CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


          The Common Stock is quoted in the over-the-counter market under the symbol "NBII." On March 5, 1997, the last sale price of the Common Stock as reported in such market was $.875 per share.

                   ________________________________________


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-TION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is March 7, 1997.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy state-ments and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its Washington, D.C. facility.

          The Company has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at the address set forth in the preceding paragraph.

          No person is authorized to give any information or to make any representations other than as contained in this Prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents which have been filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus:

          (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996;

          (2) all other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act after June 30, 1996, and prior to the date of this Prospectus; and

          (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act.

          In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the docu-ments enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed Incorporated Document or in an accompanying prospectus supplement modifies or supersedes such statement.

          The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Written requests for such copies should be directed to the Secretary, NBI, Inc., 1880 Industrial Circle, Suite F, Longmont, Colorado
80501.    Telephone  requests  may  be  directed  to  (303)  684-2700.

                            CERTAIN CONSIDERATIONS


          Before purchasing the shares offered by this Prospectus a prospective investor should consider, among other things, the following factors:

          Need  for  Additional  Financing.   The Company has an obligation of
          --------------------------------
$5,278,000, plus accrued interest, payable on October 1, 1997. In order to pay this obligation and to meet its other obligations and ongoing capital requirements, the Company will need to obtain additional financing. There can be no assurance the Company will obtain such financing on commercially reasonable terms, if at all. The failure to obtain such financing would have a material adverse effect on the Company, its business and operations and could jeopardize the Company's ability to continue as a going concern.

          Competition  and  Pricing  Pressures.  The markets for the Company's
          ------------------------------------
products and services are highly competitive, including continuing pressure to hold prices. Certain of the Company's current and prospective competitors may have significantly greater financial, manufacturing and marketing resources and name recognition than the Company. The Company believes that its ability to compete depends on product design, quality and price, distribution and quality of service. There can be no assurance that the Company will be able to compete successfully with respect to these factors.

          Loss  of  Significant  Customers.    The  Company  is dependent upon
          --------------------------------
continuing sales to certain significant customers. The loss of any such customer would have a material adverse effect on the Company's business, results of operations and financial position.

          Availability  of  Raw  Materials.    The  Company  does not have any
          --------------------------------
long-term supply agreements with any of its suppliers. The inability of the Company to obtain an adequate supply of raw materials on a timely basis or at reasonable prices could have a material adverse effect upon the Company's business, results of operations and financial position.

          Labor Disputes. A majority of the Company's employees are covered by
          --------------
collective bargaining agreements which expire in 1998. The inability of the Company to renew these agreements on a timely basis or on reasonable terms could have a material adverse effect upon the Company's business, results of operations and financial position.

          Investment  Results.  As  part  of  its  investment  policies,  the
          -------------------
Company's investment portfolio may include option instruments and may include a concentrated position in one or more securities. As a result of this, the Company's financial results may fluctuate significantly and have larger fluctuations than will a more diversified portfolio. In addition, the Company may invest in short-sale transactions of trading securities. Short-sales can result in off-balance sheet risk, as losses can be incurred in excess of the reported obligation if market prices or the securities subsequently increase.

          Liability  Insurance.   The Company has liability insurance policies
          --------------------
that provide coverage for liability claims arising out of the products it sells and the services it provides. The Company has not been the subject of any material liability claims; however, there can be no assurance that the Company's liability insurance policies will cover any such claims, or that such policies can be maintained at an acceptable cost. Any liability of the Company which is not covered by such policies, or is in excess of the limits of liability of such policies, could have a material adverse effect on the financial condition of the Company.

          Changing Economic Conditions.  Demand for the Company's products and
          ----------------------------
services may fluctuate significantly based on numerous factors including inflation, general economic conditions and the economic condition of the Company's customers. There can be no assurance that the Company will not experience a decline in demand for its products and services due to declines in general or customer economic conditions. Any such decline may have a material adverse effect on the Company's business, operating results and financial condition.

          Reliance  on  Key Personnel.  The Company's operations are dependent
          ---------------------------
on the continued efforts of senior management. Should certain of these people be unable to continue in their present roles, the Company's prospects could be adversely affected.

          Lack of Dividends.  The Company has not paid dividends on the Common
          -----------------
Stock. The Company intends to retain any earnings for the development of its business and therefore does not anticipate that any cash dividends will be paid on the Common Stock in the foreseeable future.

                                  THE COMPANY

          NBI, Inc. was incorporated in Colorado in 1973 and became a Delaware corporation in 1975. The Company maintains its executive offices at 1880 Industrial Circle, Suite F, Longmont, Colorado 80501, and its telephone number at that address is (303) 684-2700.

                     PURPOSE AND PROCEEDS OF THE OFFERING

          The Company has registered the shares of Common Stock offered by this Prospectus for the benefit of the Selling Shareholders. The Company will not receive any proceeds from the sale of Common Stock offered by this Prospectus.

                             SELLING SHAREHOLDERS

          This prospectus relates to the resale of 1,500,000 shares of the Company's Common Stock by the Selling Shareholders named below. All of such shares were issued to the Selling shareholders pursuant to a private placement in March 1996.

          The shares of Common Stock offered by this Prospectus may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage trans-actions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

          Upon the Company being notified by any of the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing
(i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or con-cessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.







                                Number of Shares                     Number of shares
                                Owned Prior to     Number of Shares  Owned After
Selling Shareholder             Offering           Offered           Offering
==============================  ================  =================  ================
Hakatak Enterprises, Inc.               928,645            500,000           428,645
Harry J. and Patricia S. Brown        1,041,000          1,000,000            41,000
==============================  ================  =================  ================


                                 LEGAL MATTERS


          Certain legal matters relating to this offering are being passed upon for the Company by Ireland, Stapleton, Pryor & Pascoe, P.C., Denver, Colorado.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM  14.          OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

          Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock being registered hereby.





                                        SEC Registration Fee          $ 398*
                                        Legal Fees and Expenses        2,100
                                        Accounting Fees and Expenses   4,000
                                        Printing/Miscellaneous           200
                                                                       ------

                                        Total                         $6,698
                                                                      ======



ITEM  15.          INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.


  Article Tenth of the Registrant's Restated Certificate of Incorporation provides:

     The directors and officers of the Corporation shall be indemnified by the Corporation and held harmless for good faith actions to the fullest extent allowed under the Delaware General Corporation law. The directors and officers of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages except for liability: for any breach of the duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for actions described under 174 of the Delaware General Corporation law, or for any transaction from which the director or officer derived any improper personal benefit.


ITEM  16.          EXHIBITS.

     3.1 Restated Certificate of Incorporation of the Company. Incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1995.

     3.2 Restated Bylaws of the Company. Incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1995.

     *5.1 Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C., regarding the legality of the Common Stock being registered.

     *24.1 Consent of BDO Seidman, LLP, independent certified public accountants.

     *24.2 Consent of Ireland, Stapleton, Pryor & Pascoe, P.C. (included in the opinion filed as Exhibit 5.1).
____________________
*    Filed  herewith.

Item  17.          UNDERTAKINGS.

          The  undersigned  Registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant (pursuant to the foregoing provisions described in
Item 15 above or otherwise), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is
against  public  policy    as  expressed  in  the  Act  and  is,  therefore,
unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado on March 7, 1997.


                                   NBI,  INC.



                                   By: /s/ Jay H. Lustig
                                   Jay  H.  Lustig,  Chairman  of  the  Board



          Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 SIGNATURE                            TITLE                     DATE
 ---------                            -----                     ----
/s/  Jay  H.  Lustig
---------------------        Chairman  of  the  Board          March  7,  1997
Jay H. Lustig                (Principal  Executive  Officer)

/s/Marjorie  A.  Cogan       Corporate Controller and Secretary
----------------------       (Principal  Financial and         March  7,  1997
Marjorie  A.  Cogan          Accounting  Officer)

/s/Martin  J.  Noonan
----------------------       Director                          March 7, 1997
Martin J. Noonan

                                                     Exhibit  5.1





March  7,  1997




NBI,  Inc.
1880  Industrial  Circle,  Suite  F
Longmont,  CO    80501

            Re:    Registration  Statement  on  Form  S-3


Ladies  and  Gentlemen:

We are counsel to NBI, Inc. (the "Company") and in such capacity have examined the Company's Registration Statement on Form S-3 (the "Registration
Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of the Company's common stock (the "Shares") to be offered by the selling shareholders named in the Registration Statement. We are familiar with the proceedings undertaken by the Company in connection with the authorization, issuance and sale of the shares to the selling shareholders. Additionally, we have examined such questions of law and fact as we have considered necessary for purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable prior to their resale pursuant to the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement.



IRELAND,  STAPLETON,  PRYOR    &  PASCOE,  P.C.



By:  /s/Mark  J.  Sather
   ---------------------
    Mark  J.  Sather,  Vice  President

                                                                  Exhibit 24.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus, constituting part of this Registration Statement, of our report dated August 21, 1996, except for Note 3 which is as of August 27, 1996, relating to the Consolidated Financial Statements of NBI, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1996.



BDO  Seidman,  LLP


Denver,  Colorado
March  7,  1997